Exhibit 5

Opinion of Gregory M. Wilson

Gregory M. Wilson

Attorney at Law

1312 N. Monroe St.

Spokane, WA 99201

(509) 991-8575

April 14, 2016

Ambient Water Corporation

7721 East Trent Ave.

Spokane Valley, WA 99212

Re: Registration Statement on Form S-1

Gentlemen:

         I have acted as legal counsel to  Ambient Water Corporation,  a Nevada  corporation  (the  "Company"),  in  connection  with the registration  statement on Form S-1 (the  "Registration  Statement"),under  the Securities  Act of 1933,  filed by the Company with the  Securities and Exchange Commission.

The Registration Statement relates to the registration for resale of up to 90,000,000 shares (the "Registered Shares") of common stock,  $0.0001 par value (the  "Common  Stock"), issuable in accordance with the Securities Purchase and Registration Rights Agreements ("the Agreements") between the Company and the Selling Securityholder.  The Registered Shares are being registered for resale by the Selling  Securityholder named in the Registration Statement. The Shares represent an aggregate of unissued Shares of Common Stock that may be sold by the Selling Securityholder pursuant to the Agreements.

       I am acting as counsel for the Company in connection with the registration for resale of the Shares.  I have examined the Registration Statement, such records and documents and made such  examinations of law as I have deemed relevant in connection with this  opinion.  In my examination,  I have  assumed  the  genuineness  of all signatures,  the legal  capacity of natural  persons,  the  authenticity  of all documents submitted to me as originals,  the conformity to original documents of all  documents  submitted  to me as  certified  or  photostatic  copies  and the authenticity of the originals of such copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

         Based upon the foregoing and in reliance thereon, I am of the opinion that,  when issued,   pursuant to the terms of the Agreements,  and when the registration statement will have been declared effective by order of the Securities and Exchange Commission, the common shares  will be duly authorized, validly issued, fully paid and non-assessable.

The opinions herein are limited to the federal laws of the United States of America and the applicable laws of the State of Nevada, including the Nevada Constitution, and all applicable provisions of Nevada statutes, as such laws presently exist and to the facts as they presently exist. I express no opinion as to laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

       I hereby  consent to the  filing of this  opinion as an exhibit to the Registration  Statement.  We hereby further consent to the reference to us under the caption  "Legal  Matters"  in the  prospectus  included in the  Registration Statement. In giving such consent, I do not  admit that I am in the  category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

 /s/ Gregory M. Wilson

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